UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. __)*

Definitive Healthcare Corp.
 (Name of Issuer)

CLASS A COMMON STOCK, $0.001 PAR VALUE PER SHARE
(Title of Class of Securities)

24477E103
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 24477E103	SCHEDULE 13G	Page 2 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
62,493,676

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
62,493,676

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
62,493,676

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
64.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 3 of 57 Pages

1	NAMES OF REPORTING PERSONS
Advent International GPE IX, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
46,251,909

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
46,251,909

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
46,251,909

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
47.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 4 of 57 Pages
1	NAMES OF REPORTING PERSONS
GPE IX GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
36,492,659

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
36,492,659

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
36,492,659

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
37.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 5 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
16,955,510

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
16,955,510

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,955,510

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
17.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 6 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,359,809

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,359,809

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,359,809

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 7 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,394,766

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,394,766

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,394,766

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 8 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,463,380

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,463,380

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,463,380

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 9 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,815,226

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,815,226

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,815,226

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 10 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,428,915

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,428,915

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,428,915

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 11 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-I Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,075,053

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,075,053

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,075,053

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 12 of 57 Pages
1	NAMES OF REPORTING PERSONS
GPE IX GP S.à r.l

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
8,301,241

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
8,301,241

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,301,241

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 13 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-A SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,985,850

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,985,850

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,985,850

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 14 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-D SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,061,241

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,061,241

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,061,241

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 15 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-E SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,156,723

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,156,723

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,156,723

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 16 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX Strategic Investors SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
97,427

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
97,427

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
97,427

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 17 of 57 Pages
1	NAMES OF REPORTING PERSONS
AP GPE IX GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,458,009

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,458,009

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,458,009

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 18 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE IX Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
55,642

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
55,642

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
55,642

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 19 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE IX-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
128,669

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
128,669

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
128,669

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 20 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE IX Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
321,070

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
321,070

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
321,070

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 21 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE IX-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
54,121

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
54,121

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
54,121

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 22 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE IX-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
898,507

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
898,507

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
898,507

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 23 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Global Technology LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
12,617,980

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
12,617,980

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,617,980

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
13.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 24 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Global Technology GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,326,106

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
10,326,106

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,326,106

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 25 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Global Technology Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,818,770

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,818,770

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,818,770

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 26 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Global Technology-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
. Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,971,879

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,971,879

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,971,879

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 27 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Global Technology-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,609,070

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,609,070

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,609,070

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 28 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Global Technology-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,926,387

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,926,387

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,926,387

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 29 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Global Technology GP S.à r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,885,069

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,885,069

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,885,069

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 30 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Global Technology-A SCSP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,885,069

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,885,069

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,885,069

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 31 of 57 Pages
1	NAMES OF REPORTING PERSONS
AP AGT GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
406,805

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
406,805

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
406,805

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 32 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners AGT Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
31,561

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
31,561

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,561

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 33 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners AGT-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
27,373

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
27,373

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
27,373

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 34 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners AGT Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
317,329

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
317,329

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
317,329

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 35 of 57 Pages
1	NAMES OF REPORTING PERSONS
Advent Global Technology Strategic Investors Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
30,542

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
30,542

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
30,542

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 36 of 57 Pages
1	NAMES OF REPORTING PERSONS
Sunley House Capital Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,623,787

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,623,787

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,623,787

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 37 of 57 Pages
1	NAMES OF REPORTING PERSONS
Sunley House Capital GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,623,787

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,623,787

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,623,787

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 38 of 57 Pages
1	NAMES OF REPORTING PERSONS
Sunley House Capital GP LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,623,787

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,623,787

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,623,787

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 39 of 57 Pages
1	NAMES OF REPORTING PERSONS
Sunley House Capital Master Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,623,787

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,623,787

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,623,787

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 97,030,095 shares of Class A Common Stock outstanding, as disclosed in the Issuer’s Form 424(b)(4) prospectus filed with the Securities and Exchange Commission on November 19, 2021.

CUSIP No. 24477E103	SCHEDULE 13G	Page 40 of 57 Pages
Item 1.	Issuer

(a)	Name of Issuer:

Definitive Healthcare Corp. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

550 Cochituate Road
Framingham, MA 01701

Item 2.	Filing Person

(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)	Advent International Corporation, a Delaware corporation;
(ii)	Advent International GPE IX, LLC, a Delaware limited liability company;
(iii)	GPE IX GP Limited Partnership, a Cayman Islands limited partnership;
(iv)	Advent International GPE IX Limited Partnership, a Cayman Islands limited partnership;
(v)	Advent International GPE IX-B Limited Partnership, a Cayman Islands limited partnership;
(vi)	Advent International GPE IX-C Limited Partnership, a Cayman Islands limited partnership;
(vii)	Advent International GPE IX-F Limited Partnership, a Cayman Islands limited partnership;
(viii)	Advent International GPE IX-G Limited Partnership, a Cayman Islands limited partnership;
(ix)	Advent International GPE IX-H Limited Partnership, a Cayman Islands limited partnership;
(x)	Advent International GPE IX-I Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (iv)-(x), the “Advent IX Cayman Funds”);
(xi)	GPE IX GP S.à.r.l., a Luxembourg Société à responsabilité limitée;
(xii)	Advent International GPE IX-A SCSp, a Luxembourg société en commandite spéciale;
(xiii)	Advent International GPE IX-D SCSp, a Luxembourg société en commandite spéciale;
(xiv)	Advent International GPE IX-E SCSp, a Luxembourg société en commandite spéciale;
(xv)	Advent International GPE IX Strategic Investors SCSp, a Luxembourg société en commandite spéciale; (the funds set forth in the foregoing clauses (xii)-(xv), the “Advent IX Luxembourg Funds”);
(xvi)	AP GPE IX GP Limited Partnership, a Delaware limited partnership;
(xvii)	Advent Partners GPE IX Limited Partnership, a Delaware limited partnership;
(xviii)	Advent Partners GPE IX-A Limited Partnership, a Delaware limited partnership;
(xix)	Advent Partners GPE IX Cayman Limited Partnership, a Cayman Islands limited partnership;
(xx)	Advent Partners GPE IX-A Cayman Limited Partnership, a Cayman Islands limited partnership;
(xxi)	Advent Partners GPE IX-B Cayman Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xvii)-(xxi), the “Advent IX Partners Funds”);
(xxii)	Advent Global Technology LLC, a Delaware limited liability company;
(xxiii)	Advent Global Technology GP Limited Partnership, a Cayman Islands limited partnership;
(xxiv)	Advent Global Technology Limited Partnership, a Cayman Islands limited partnership;
(xxv)	Advent Global Technology-B Limited Partnership, a Cayman Islands limited partnership;
(xxvi)	Advent Global Technology-C Limited Partnership, a Cayman Islands limited partnership;
(xxvii)	Advent Global Technology-D Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xxiv)-(xxvii), the “Advent Global Technology Funds”);
(xxviii)	Advent Global Technology GP S.à r.l., a Luxembourg Société à responsabilité limitée;
(xxix)	Advent Global Technology-A SCSP, a Luxembourg société en commandite spéciale;
(xxx)	AP AGT GP Limited Partnership, a Delaware limited partnership;
(xxxi)	Advent Partners AGT Limited Partnership, a Delaware limited partnership;
(xxxii)	Advent Partners AGT-A Limited Partnership, a Delaware limited partnership;
(xxxiii)	Advent Partners AGT Cayman Limited Partnership, a Cayman Islands limited partnership;
(xxxiv)	Advent Global Technology Strategic Investors Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xxxi)-(xxxiv), the “Advent AGT Funds”);
(xxxv)	Sunley House Capital Management LLC, a Delaware limited liability company;
(xxxvi)	Sunley House Capital GP LLC, a Delaware limited liability company;
(xxxvii)	Sunley House Capital GP LP, a Cayman Islands limited partnership;
(xxxviii)	Sunley House Capital Master Limited Partnership, a Cayman Islands limited partnership (“Sunley House Master Fund”).

CUSIP No. 24477E103	SCHEDULE 13G	Page 41 of 57 Pages
GPE IX GP Limited Partnership is the general partner of the Advent IX Cayman Funds, GPE IX GP S.à r.l. is the general partner of the Advent IX Luxembourg Funds, and AP GPE IX GP Limited Partnership is the general partner of the Advent IX Partners Funds. Advent International GPE IX, LLC is the general partner of GPE IX GP Limited Partnership and AP GPE IX GP Limited Partnership, and is the manager of GPE IX GP S.à r.l.

Advent Global Technology GP Limited Partnership is the general partner of the Advent Global Technology Funds, Advent Global Technology GP S.à r.l. is the general partner of Advent Global Technology-A SCSp, and AP AGT GP Limited Partnership is the general partner of the Advent AGT Funds. Advent Global Technology LLC is the general partner of Advent Global Technology GP Limited Partnership and AP AGT GP Limited Partnership, and is the manager of Advent Global Technology GP S.à r.l..

Sunley House Capital GP LP is the general partner of Sunley House Master Fund, Sunley House Capital GP LLC is the general partner of Sunley House Capital GP LP, and Sunley House Capital Management LLC is the investment manager to Sunley House Master Fund. Investors in Sunley House Master Fund invest in one or more of the following feeder funds: Sunley House Capital Fund LP, Sunley House Capital Limited Partnership, Sunley House Capital Fund Ltd. and Sunley House Capital Ltd. (collectively, the “Sunley House Feeder Funds”), which are the limited partners of Sunley House Master Fund. The Sunley House Feeder Funds have ownership interests in Sunley House Master Fund, but none of the Sunley House Feeder Funds owns shares directly and none has voting or dispositive power over the shares held directly by Sunley House Master Fund.

Advent International Corporation is the manager of Advent International GPE IX, LLC and Advent Global Technology LLC and is the sole member of both Sunley House GP LLC and Sunley House Capital Management LLC and may be deemed to have voting and dispositive power over the shares held by the Advent IX Cayman Funds, the Advent IX Luxembourg Funds, the Advent IX Partners Funds, the Advent Global Technology funds, Advent Global Technology-A SCSp the Advent AGT Funds and Sunley House Master Fund.

The address of the principal business and the principal office of the Reporting Persons is Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-8069.

(d)	Title of Class of Securities:

Class A Common Stock, $0.001 par value per share ( “Class A Common Stock”)

(e)	CUSIP Number:

24477E103

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) -- (c)	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP No. 24477E103	SCHEDULE 13G	Page 42 of 57 Pages
	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International Corporation	62,493,676	62,493,676	—	62,493,676	—	64.4%
Advent International GPE IX, LLC	46,251,909	46,251,909	—	46,251,909	—	47.7%
GPE IX GP Limited Partnership	36,492,659	36,492,659	—	36,492,659	—	37.6%
Advent International GPE IX Limited Partnership	16,955,510	16,955,510	—	16,955,510	—	17.5%
Advent International GPE IX-B Limited Partnership	3,359,809	3,359,809	—	3,359,809	—	3.5%
Advent International GPE IX-C Limited Partnership	1,394,766	1,394,766	—	1,394,766	—	1.4%
Advent International GPE IX-F Limited Partnership	1,463,380	1,463,380	—	1,463,380	—	1.5%
Advent International GPE IX-G Limited Partnership	4,815,226	4,815,226	—	4,815,226	—	5.0%
Advent International GPE IX-H Limited Partnership	5,428,915	5,428,915	—	5,428,915	—	5.6%
Advent International GPE IX-I Limited Partnership	3,075,053	3,075,053	—	3,075,053	—	3.2%
GPE IX GP S.à r.l	8,301,241	8,301,241	—	8,301,241	—	8.6%
Advent International GPE IX-A SCSp	4,985,850	4,985,850	—	4,985,850	—	5.1%
Advent International GPE IX-D SCSp	1,061,241	1,061,241	—	1,061,241	—	1.1%
Advent International GPE IX-E SCSp	2,156,723	2,156,723	—	2,156,723	—	2.2%
Advent International GPE IX Strategic Investors SCSp	97,427	97,427	—	97,427	—	0.1%
AP GPE IX GP Limited Partnership	1,458,009	1,458,009	—	1,458,009	—	1.5%
Advent Partners GPE IX Limited Partnership	55,642	55,642	—	55,642	—	0.1%

CUSIP No. 24477E103	SCHEDULE 13G	Page 43 of 57 Pages
Advent Partners GPE IX-A Limited Partnership	128,669	128,669	—	128,669	—	0.1%
Advent Partners GPE IX Cayman Limited Partnership	321,070	321,070	—	321,070	—	0.3%
Advent Partners GPE IX-A Cayman Limited Partnership	54,121	54,121	—	54,121	—	0.1%
Advent Partners GPE IX-B Cayman Limited Partnership	898,507	898,507	—	898,507	—	0.9%
Advent Global Technology LLC	12,617,980	12,617,980	—	12,617,980	—	13.0%
Advent Global Technology GP Limited Partnership	10,326,106	10,326,106	—	10,326,106	—	10.6%
Advent Global Technology Limited Partnership	3,818,770	3,818,770	—	3,818,770	—	3.9%
Advent Global Technology-B Limited Partnership	2,971,879	2,971,879	—	2,971,879	—	3.1%
Advent Global Technology-C Limited Partnership	1,609,070	1,609,070	—	1,609,070	—	1.7%
Advent Global Technology-D Limited Partnership	1,926,387	1,926,387	—	1,926,387	—	2.0%
Advent Global Technology GP S.à r.l.	1,885,069	1,885,069	—	1,885,069	—	1.9%
Advent Global Technology-A SCSP	1,885,069	1,885,069	—	1,885,069	—	1.9%
AP AGT GP Limited Partnership	406,805	406,805	—	406,805	—	0.4%
Advent Partners AGT Limited Partnership	31,561	31,561	—	31,561	—	0.0%
Advent Partners AGT-A Limited Partnership	27,373	27,373	—	27,373	—	0.0%
Advent Partners AGT Cayman Limited Partnership	317,329	317,329	—	317,329	—	0.3%
Advent Global Technology Strategic Investors Limited Partnership	30,542	30,542	—	30,542	—	0.0%
Sunley House Capital Management LLC	3,623,787	3,623,787	—	3,623,787	—	3.7%
Sunley House Capital GP LLC	3,623,787	3,623,787	—	3,623,787	—	3.7%
Sunley House Capital GP LP	3,623,787	3,623,787	—	3,623,787	—	3.7%

CUSIP No. 24477E103	SCHEDULE 13G	Page 44 of 57 Pages
Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b)(1)..

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 24477E103	SCHEDULE 13G	Page 45 of 57 Pages
SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022	ADVENT INTERNATIONAL CORPORATION

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Director, Fund Administration

ADVENT INTERNATIONAL GPE IX-A SCSP
ADVENT INTERNATIONAL GPE IX-D SCSP
ADVENT INTERNATIONAL GPE IX-E SCSP
ADVENT INTERNATIONAL GPE IX STRATEGIC INVESTORS SCSP

By: GPE IX GP S.A.R.L., GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE IX, LLC,
MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL CORPORATION,
MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

ADVENT INTERNATIONAL GPE IX LIMITED
PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-B LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-C LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE IX-F LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE IX-G LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE IX-H LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-I LIMITED

CUSIP No. 24477E103	SCHEDULE 13G	Page 46 of 57 Pages
By: GPE IX GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE IX, LLC,
GENERAL PARTNER
By: ADVENT INTERNATIONAL CORPORATION,
MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

ADVENT PARTNERS GPE IX LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-A LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-A CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-B CAYMAN LIMITED PARTNERSHIP

By: ADVENT GPE IX GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE IX, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

GPE IX GP S.A.R.L.

By: ADVENT INTERNATIONAL GPE IX, LLC,
MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL CORPORATION,
MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

GPE IX GP LIMITED PARTNERSHIP

CUSIP No. 24477E103	SCHEDULE 13G	Page 47 of 57 Pages
By: ADVENT INTERNATIONAL GPE IX, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

AP GPE IX GP LIMITED PARTNERSHIP By: ADVENT INTERNATIONAL GPE IX, LLC, GENERAL PARTNER By: ADVENT INTERNATIONAL CORPORATION, MANAGER /s/ Neil Crawford
Name: Neil Crawford Title: Director, Fund Administration

ADVENT INTERNATIONAL GPE IX, LLC

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

ADVENT GLOBAL TECHNOLOGY LIMITED PARTNERSHIP
ADVENT GLOBAL TECHNOLOGY-B LIMITED PARTNERSHIP
ADVENT GLOBAL TECHNOLOGY-C LIMITED PARTNERSHIP ADVENT GLOBAL TECHNOLOGY-D LIMITED PARTNERSHIP

By: ADVENT GLOBAL TECHNOLOGY GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT GLOBAL TECHNOLOGY LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

CUSIP No. 24477E103	SCHEDULE 13G	Page 48 of 57 Pages
ADVENT GLOBAL TECHNOLOGY-A SCSP

By: ADVENT GLOBAL TECHNOLOGY S.A.R.L, GENERAL PARTNER
By: ADVENT GLOBAL TECHNOLOGY LLC, MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

ADVENT PARTNERS AGT LIMITED PARTNERSHIP
ADVENT PARTNERS AGT-A LIMITED PARTNERSHIP ADVENT PARTNERS AGT CAYMAN LIMITED PARTNERSHIP ADVENT GLOBAL TECHNOLOGY STRATEGIC INVESTORS LIMITED PARTNERSHIP

By: AP AGT GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT GLOBAL TECHNOLOGY LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

ADVENT GLOBAL TECHNOLOGY GP S.A.R.L

By: ADVENT GLOBAL TECHNOLOGY LLC, MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

CUSIP No. 24477E103	SCHEDULE 13G	Page 49 of 57 Pages
By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

ADVENT GLOBAL TECHNOLOGY GP LIMITED PARTNERSHIP

By: ADVENT GLOBAL TECHOLOGY LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

AP AGT GP LIMITED PARTNERSHIP By: ADVENT GLOBAL TECHNOLOGY LLC, GENERAL PARTNER By: ADVENT INTERNATIONAL CORPORATION, MANAGER /s/ Neil Crawford
Name: Neil Crawford Title: Director, Fund Administration

ADVENT INTERNATIONAL GPE IX, LLC

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

ADVENT GLOBAL TECHNOLOGY LLC

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

CUSIP No. 24477E103	SCHEDULE 13G	Page 50 of 57 Pages
SUNLEY HOUSE CAPITAL MASTER FUND LIMITED PARTNERSHIP By: SUNLEY HOUSE CAPITAL GP LP, GENERAL PARTNER By: SUNLEY HOUSE CAPITAL GP LLC, GENERAL PARTNER By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

SUNLEY HOUSE CAPITAL GP LP By: SUNLEY HOUSE CAPITAL GP LLC, GENERAL PARTNER By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

SUNLEY HOUSE CAPITAL GP LLC By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration

SUNLEY HOUSE CAPITAL MANAGEMENT LLC By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Director, Fund Administration